Exhibit 10.1

of

Willow House, Cricket Square, Grand Cayman, Cayman Islands, KY1-1107

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is entered into as of December 12, 2024 (“Effective Date”) by and between SARBORG Limited, a Cayman Islands company, with its principal place of business at Willow House, Cricket Square, Grand Cayman, Cayman Islands, KY1-1107 (“Sarborg”), and Conduit Pharmaceuticals Inc., a Delaware corporation, with its principal place of business at 4851 Tamiami Trail North, Suite 200, Naples, FL 34103, United States (“Conduit”).

RECITALS

WHEREAS, Sarborg is a leader in algorithmic and cybernetic technologies, specializing in providing decision-support tools and advanced cybernetic systems;

WHEREAS, Conduit is a clinical-stage life science company seeking Sarborg’s expertise to enhance decision-making processes and maximize the value of its pharmaceutical asset portfolio; and

WHEREAS, Conduit wishes to engage Sarborg to perform the services described in this Agreement, and Sarborg is willing to perform such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.	SERVICES

a) Scope of Services: Sarborg shall perform the services described in Appendix A (the “Services”) and shall create the specific Deliverables identified in Appendix A. As used herein the term “Deliverables” means the following to the extent created for Conduit as part of the Services: (a) reports; (b) computer programs, software applications, APIs, mobile applications, source code or algorithms; (c) written technical specifications and designs; (c) operating and maintenance manuals, and (d) any other written or otherwise recorded data and information arising from or relating to the Services. The term “Deliverable” specifically excludes Sarborg Intellectual Property.

b) Performance Standards: Sarborg shall perform the Services in a timely, professional, and workmanlike manner in accordance with all applicable laws and industry standards, using its proprietary algorithms, technologies, and methodologies to deliver high-quality results tailored to Conduit’s requirements.

c) Sarborg shall provide all resources necessary to perform the Services and to deliver the Deliverables in accordance with the timelines set forth in Appendix A. Sarborg will be available at all times on reasonable notice to provide such assistance or information as the Conduit may require.

d) With Conduit’s advanced, written consent, Sarborg may subcontract any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that the Conduit will not be liable to bear the cost of such functions and Sarborg shall remain entirely responsible for any portion of the Services subcontracted to any third party supplier, licensor or subcontractor (collectively, “Sarborg Personnel”) to the same extent as if it had performed such work or provided such resource itself. Upon a request from Conduit, Sarborg shall furnish to Conduit information providing or substantiating the qualifications of any individual who Sarborg has assigned or intends to assign to perform Services pursuant to this Agreement. After an individual has been assigned to perform Services pursuant to this Agreement, Sarborg shall not reassign such individual without the prior written consent of Conduit, which shall not be unreasonably withheld. In addition, Sarborg shall assign its personnel to perform Services pursuant to this Agreement in a manner that minimizes disruptions caused by the need for reorientation. Conduit shall have the right to request a change in Sarborg resources assigned to perform the Services at any time in its reasonable discretion. Sarborg shall promptly provide a qualified replacement upon such request. Sarborg represents and warrants that the Sarborg Personnel will not hold themselves out as employees or agents of Conduit, nor seek to be treated as employees of Conduit for any purpose, including claims of entitlement to fringe benefits provided by Conduit, or for disability income, social security taxes or benefits, Federal unemployment compensation taxes, State unemployment insurance benefits or Federal income tax withholding at source. Sarborg shall file all applicable tax returns for all of its employees and other personnel assigned hereunder in a manner consistent with its status as an independent contractor of services; and Sarborg will make all required payments and deposits of taxes in a timely manner. Notwithstanding any other provision in this Agreement, to the fullest extent permitted by law, Sarborg shall indemnify, defend and hold Conduit harmless from and against any claims or liabilities arising directly or indirectly from any breach of or noncompliance with this Section 2(d).

e) Sarborg shall, and shall require each Sarborg Personnel to, keep itself fully informed of, and to observe and comply with all existing and future federal, state, provincial, local or other laws, rules, regulations and ordinances which are applicable to the performance of the Services and the delivery of the Deliverables, including but not limited to, all employment laws, data privacy and data protection laws, artificial intelligence (AI) and generative AI laws, anti-bribery/anti-corruption and sanction laws, and laws governing the protection of intellectual property and trade secrets (collectively the “Laws”). Sarborg and the Sarborg Personnel shall also comply with all Conduit policies and procedures documents provided to Sarborg in writing.

2.	TERM AND TERMINATION

a) Term: This Agreement shall commence on the Effective Date and shall continue for an initial term of twelve (12) months unless terminated earlier in accordance with this Agreement. After the expiration of the initial term, this Agreement may only be renewed or extended upon the mutual written agreement of the Parties, with such renewal terms to be negotiated in good faith.

b) Termination for Convenience: Either party may terminate this Agreement for any reason or no reason upon ninety (90) days’ written notice to the other party.

c) Termination for Cause: Either party may terminate this Agreement immediately upon written notice if:

i.	the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days of receiving written notice specifying the breach; or
ii.	The other party becomes insolvent, files for bankruptcy, or is placed under the control of a receiver, trustee or similar authority.

d) Survival: The provisions of this Agreement that by their nature should survive termination, including but not limited to confidentiality, intellectual property, indemnity and governing law clauses, shall remain in effect after the termination or expiration of this Agreement.

e) Effects of Termination: Upon termination, Sarborg shall:

i.	cease all Services immediately.
ii.	Deliver all completed and in-progress work to Conduit, including drafts and interim deliverables, within ten (10) business days.
iii.	Return all Conduit property, including all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of Conduit or its business contacts, any Conduit Materials (as hereinafter defined), which is in its or his possession or under its or his control; and irretrievably delete any information relating to the business of Conduit or Conduit Confidential Information stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its or his possession or under its or his control outside the premises of Sarborg.
iv.	Provide a final report summarizing work completed to-date and detailing any outstanding recommendations.

3.	COMPENSATION

a) Fees: In consideration of the provision of properly performed Services, Conduit agrees to pay Sarborg: (i) an initial cash payment of USD $200,000 and $200,000 payable in common stock at the closing price on the day preceding execution of this Agreement; (ii) further milestone payments totalling up to USD $1,800,000 (one million eight hundred thousand dollars), payable in cash or shares at the closing price on the day preceding execution of this Agreement as set forth in Appendix A – Services and Deliverables (the “Further Consideration”)..

b) Should the scope of work or nature of Services and Deliverables change, the Parties shall document any such changes in a written amendment to Appendix A, duly executed by mutual consent.

c) Expenses: Sarborg shall be reimbursed solely for pre-approved, necessary, and reasonable out-of-pocket expenses directly incurred in connection with the performance of the Services.

Reimbursement Process:

1. Sarborg shall submit detailed expense reports on a monthly basis, including receipts and other supporting documentation for each expense.

2. The Company will review and process reimbursement requests within thirty (30) days of receipt.

Expense Limitations:

1. Only expenses explicitly approved in writing by Conduit’s authorized representative shall be eligible for reimbursement.

2. Ineligible expenses include, but are not limited to, personal travel upgrades, entertainment, and other non-service-related costs.

d) Payment Terms. Payment terms for undisputed invoices are 30 days from date of receipt by Conduit. Conduit shall use commercially reasonable efforts to inform Sarborg of any dispute with respect to an invoice promptly, and the parties shall in good faith work to resolve such dispute. Sarborg shall furnish all such additional or supporting documentation as Conduit may request with respect to any invoice. Sarborg shall add all appropriate taxes, tariffs, duties and other impositions applicable to the provision of the Services, including, without limitation, all taxes and assessments which may now or hereafter be imposed by any taxing authority including, without limitation, all sales, consumer use, gross receipts, or other taxes levied with respect to the Services to the invoice. For payments that are due based upon the acceptance of a milestone, Conduit will make payment promptly after notification of Acceptance as provided in Section 4(d).

e) Access to Records; Data Security Audits. Sarborg shall maintain true and correct books, records and accounts with respect to the Services provided under this Agreement, along with invoices and monthly summaries, for a period of seven (7) years after termination or expiration of this Agreement. Sarborg shall, upon Conduit’s request, make available and permit Conduit or its agent to inspect, make copies of, and audit such records for the purposes of confirming the Sarborg’s compliance with this Agreement, including for the purpose of verifying invoices provided. Sarborg shall maintain all such accounting records in accordance with generally accepted accounting principles. All such audits shall be at Conduit’s expense unless the audit determines that Sarborg has over-charged Conduit by more than five percent (5%) during the audited period, in which case Sarborg shall reimburse Conduit for all expenses of such audit within thirty (30) days after receipt of documentation of the audit expenses. In addition to the foregoing, Conduit shall also have the right to audit any information technology systems, software or hardware used by Sarborg to store any Conduit Confidential Information. Sarborg shall respond to any Conduit information security questionnaire (“Security Questionnaire”) designed to assess Sarborg’s information security policies and controls, including the handling of personally identifiable information, electronic and physical security, business continuity planning, operational security and access controls. Conduit’s review of any such Security Questionnaire and Sarborg’s answers to any Security Questionnaire and conduct follow-up interviews will not in any way diminish or affect Sarborg’s duties and liabilities under the Agreement. Sarborg will promptly address any deficiencies, concerns or recommendations arising out of any security audit or Security Questionnaire.

4.	INTELLECTUAL PROPERTY

a) Intellectual Property. As used herein, “Intellectual Property Rights” means any patents, patent disclosures, inventions, trademarks, service marks, trade dress, trade names, logos, domain names, copyrights and copyrightable works and rights in data and databases, know how, industrial design protection, trade secrets, or any other intellectual property or proprietary right, whether or not capable of protection under applicable legislation, together with all goodwill associated therewith, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

b) Ownership:

i.	Sarborg Background Intellectual Property. Sarborg shall own and continue to own its pre-existing Intellectual Property Rights, including proprietary tools, and methodologies used by Sarborg in the performance of the Services (“Sarborg Background Intellectual Property”). Sarborg shall identify any Sarborg Background Intellectual Property and/or third party materials necessary to perform the Services in Appendix A and, to the extent any Sarborg Background Intellectual Property is embedded into the Deliverables or required in order for Conduit to utilize the Deliverables and/or to receive the Services, Sarborg hereby grants to Conduit a perpetual, non-exclusive, royalty-free, assignable right to use, copy, modify, make derivative works of, distribute, display, sublicense and fully commercially exploit the Sarborg Background Intellectual Property and any embedded third-party materials in connection with its use of the Deliverables and/or receipt of the Services, which rights may be exercised by Conduit and/or its affiliates and/or by its and their subcontractors on Conduit’s and its affiliates’ behalf without any additional cost or attribution.

ii.	Conduit Materials. Conduit shall provide or make available to Sarborg all such Conduit information, software, application program interfaces, computer systems, equipment, personal property and/or any other materials as are reasonably necessary for Sarborg’s performance of the Services (“Conduit Materials”). The Conduit Materials may provided to Sarborg by Conduit or by third parties on its behalf, including mean third party software and materials licensed by Conduit. Conduit Materials may only be used by Sarborg as strictly necessary to perform the Services, and the Conduit Materials shall be used by Sarborg in strict accordance with the terms and conditions applicable to such Conduit Materials. Sarborg acknowledges that all Conduit Materials provided to Sarborg are and shall remain the sole and exclusive property of Conduit. As between Sarborg and Conduit, all changes, derivative works, modifications and additions to any Conduit Materials made by or on behalf of Sarborg and all Intellectual Property Rights relating thereto shall constitute Deliverables and shall be owned by Conduit. Sarborg shall not take any action that jeopardizes Conduit’s proprietary rights, nor shall Sarborg acquire any right in any Conduit Materials.

c) Deliverables: Sarborg acknowledges and agrees that any Deliverables, resulting from the Services performed by Sarborg under this Agreement and all Intellectual Property Rights appurtenant thereto (collectively the “Deliverables”) shall be Conduit’s sole and exclusive property and to the extent applicable, a work made for hire (as that term is used in Section 101 of the United States Copyright Act, 17 USC Section 101, or analogous provisions under other applicable laws) and that regardless of whether the Deliverables are works made for hire, all Intellectual Property Rights in and to each Deliverables is hereby assigned to and vests in Conduit on the date such Deliverables are created, conceived, reduced to practice, actually or constructively, or reduced to a tangible medium of expression, whichever occurs first. To the extent applicable, Sarborg shall promptly provide Conduit with the source code and object code and documentation for any Deliverables created for Conduit as they are developed. The source code shall be sufficient to allow a reasonably knowledgeable and experienced programmer to maintain and support the Deliverable and the user documentation for such Deliverable shall accurately describe in terms understandable by a typical end user the functions and features of such Deliverables. If, under applicable law, all Intellectual Property Rights in the Deliverables do not automatically vest in Conduit, Sarborg hereby irrevocably transfers, conveys and assigns in perpetuity to Conduit any and all present and future Intellectual Property Rights that Sarborg may have in or to the Deliverables and irrevocably waives all moral rights in, and all other Intellectual Property Rights to, the Deliverables. Sarborg shall execute assignments or other documents reasonably necessary to vest in Conduit the entire right, title and interest in and to the Deliverables and to execute any and all applications for patents and registrations for copyright as Conduit may request at no additional charge to Conduit, and to assist it, at Conduit’s expense, in obtaining full patent and copyright protection for such Deliverables as designated by Sarborg.

d) Acceptance: Conduit shall have ten (10) business days to test and accept or reject the Services and/or the Deliverables (the “Acceptance Period”). If Conduit determines that the Services and/or the Deliverables are unacceptable, it shall notify Sarborg in writing during the applicable Acceptance Period and Sarborg shall promptly re-perform the Services and/or re-deliver the Deliverables within fifteen (15) business days at no additional cost. No milestone payments shall be made to Sarborg under Appendix A until Conduit has accepted each Deliverable in according with this Section. Sarborg shall re-submit the corrected Services and/or Deliverables for further testing by Conduit in accordance with this Section. The Services and/or the Deliverables shall be accepted by Conduit when Conduit notifies Sarborg in writing that the Services and/or Deliverables are accepted (“Accepted” and/or “Acceptance”). If Conduit deems the Services and/or Deliverables to not be acceptable to Conduit after Sarborg has corrected and re-delivered the Services and/or Deliverable twice, Conduit at its sole option may either terminate the Agreement and/or the applicable Statement of Work or Conduit may require that Sarborg continue to attempt to correct the Services and/or the Deliverables in accordance with this Section. If Conduit terminates the Agreement and/or the Statement of Work pursuant to this Section, Sarborg shall promptly refund Conduit all Fees and expenses expended by Conduit relating to the unaccepted Services and/or Deliverables, and any Services and/or Deliverables negatively impacted by the unaccepted Services and/or Deliverables.

5.	CONFIDENTIALITY

a) Confidentiality Obligations. “Confidential Information” means all data, information, documents, software, reports, records and other materials disclosed by or on behalf of the disclosing party (“Disclosing Party”) to the receiving party (“Receiving Party”) in connection with this Agreement, provided that any such information has been marked as confidential, the Disclosing Party has informed the Receiving Party of the confidential nature of the information prior to disclosure, or a reasonable person under like circumstances would reasonably believe the disclosed information to be confidential. Sarborg agrees that the terms and conditions of this Agreement, all data, information and Conduit Materials provided by Conduit and the Services and Deliverables provided hereunder shall constitute the Confidential Information of Conduit.

b) The Receiving Party shall hold the Disclosing Party’s Confidential Information in strict confidence, and the Receiving Party shall not copy, reproduce, sell, license, market, transfer or otherwise dispose of, give, or disclose Confidential Information of the Disclosing Party to third parties, or use the Disclosing Party’s Confidential Information for any purposes whatsoever other than in the normal and customary course of undertaking or receiving the Services. Sarborg acknowledges and agrees that Conduit may share Sarborg’s Confidential Information with its affiliates, and its and their advisers, subcontractors and agents.

c) Sarborg shall advise the Sarborg Personnel of the obligation to keep Confidential Information of Conduit confidential. Sarborg shall use its best efforts to assist Conduit in identifying and preventing any unauthorized use or disclosure of any of Conduit’s Confidential Information. Without limiting the generality of the foregoing, Sarborg shall advise Conduit immediately in the event Sarborg learns or has reason to believe that any person who has had access to Confidential Information of Conduit has violated or intends to violate the terms of this Agreement and Sarborg shall at its expense cooperate with Conduit in seeking injunctive or other equitable relief in the name of Conduit, or Sarborg (as designated by Conduit) against such person.

d) The Receiving Party agrees that, except as directed by the Disclosing Party, the Receiving Party shall not at any time during or after the Term disclose or use, directly or indirectly, any Confidential Information of the Disclosing Party to any person, except as permitted in this Agreement. The above obligation shall not extend to Confidential Information of the Disclosing Party which is required to be disclosed by court order or subpoena, provided the Receiving Party first gives the Disclosing Party at least five (5) business days prior notification of such disclosure (where permitted to do so under applicable Laws) so that the Disclosing Party has an opportunity to make a timely objection to the validity of the court order/subpoena.

e) Exceptions to Confidential Information. Confidential Information shall not include information that (a) is or becomes publicly known (other than by disclosure by Receiving Party); (b) is furnished by the Disclosing Party to third parties without restrictions similar to those imposed by this Agreement; (c) was rightfully and properly in Receiving Party’s possession, without the Receiving Party being subject to covenants of confidentiality and nondisclosure, prior to the time of its disclosure by the Disclosing Party; (d) is obtained by the Receiving Party from a source other than the Disclosing Party, without the Receiving Party being subject to confidentiality and nondisclosure obligations; or (e) is independently developed by the Receiving Party without any access or reference to any Confidential Information of the Disclosing Party. The foregoing exceptions shall not apply to PII disclosed by Conduit hereunder.

f) Return or Destruction of Confidential Information. The Receiving Party shall securely store and maintain the Disclosing Party’s Confidential Information until such Confidential Information is returned to the Disclosing Party or destroyed as described in this Section. Except as otherwise specified herein, the Receiving Party shall securely destroy all documentation in all mediums that contains or refers to the Disclosing Party’s Confidential Information (or the portion of such Confidential Information specified by the Disclosing Party) or shall return such documentation to the Disclosing Party or its designee, in the format and on the media maintained by the Disclosing Party or as requested by the Disclosing Party or as specified in this Agreement (a) within thirty (30) days of the expiration or termination of this Agreement and/or completion of Sarborg’s obligations hereunder; or (b) within ten (10) days of the Disclosing Party’s request to return to the Disclosing Party or destroy such Confidential Information; or (c) within thirty (30) days of the date on which such Confidential Information is no longer required by the Disclosing Party to perform its obligations under this Agreement. The Disclosing Party shall determine in the Disclosing Party’s sole and absolute discretion regarding whether or which Confidential Information of the Disclosing Party shall be returned to the Disclosing Party or destroyed by the Receiving Party. Within ten (10) days of a written request from the Disclosing Party, the Receiving Party shall provide to the Disclosing Party a written certification, signed by an authorized representative of the Receiving Party and in a form acceptable to the Disclosing Party, confirming that the Receiving Party complied with written instructions of the Disclosing Party. Notwithstanding the foregoing, Conduit may retain such Confidential Information of Sarborg (including, without limitation, Sarborg Property) as reasonably required to receive the benefit of the Services and use the Deliverables after termination or expiration of this Agreement, subject to the confidentiality obligations of this Section.

6.	REPRESENTATIONS AND WARRANTIES

a) Sarborg represents and warrants that it has all necessary right and authority, and the expertise, resources, and qualifications necessary to perform the Services, and that it will perform the Services in a professional and workmanlike manner, consistent with best industry standards and all applicable Laws. Sarborg further represents and warrants that the Services and Deliverables: (i) will not infringe upon or misappropriate any third-party Intellectual Property Rights; (ii) shall be fit and suitable for Conduits’ intended purpose; (iii) will conform to the requirement of Appendix A; (iv) shall be free of any harmful programs or malicious code or programs that could disrupt the proper operation thereof or any associated computer hardware, firmware or software, and (v) shall not contain any third party or open source software without Conduit’s advanced written consent.

b) Conduit represents and warrants that it has the authority to engage Sarborg and provide access to all necessary data and information required for the performance of the Services.

c) Remedy of Defects. Without limiting any other rights or remedies of Conduit herein, Sarborg shall promptly repair, replace or correct any Services or Deliverables found to be in breach of any condition, warranty or guarantee contained herein and shall otherwise promptly take all corrective measures as may be necessary to correct the breach of condition, warranty or guarantee, all without charge to Conduit.

7.	GOVERNING LAW AND DISPUTE RESOLUTION

a) Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

b) Dispute Resolution: The parties shall first attempt to resolve any dispute arising under this Agreement through good faith negotiations. If the parties are unable to resolve the dispute within thirty (30) days, the matter shall the parties irrevocably (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought exclusively in the federal and state courts located in Wilmington, Delaware (the “Courts”), unless otherwise directed by the Courts; (ii) agree and consent to the venue and personal jurisdiction of the Courts; and (iii) waive any objection to, and shall not challenge, the personal and subject matter jurisdiction of the Courts or the laying of venue with the Court based upon the grounds of forum non-conveniens.

c) Waiver of Jury Trial. Each of the parties hereby agrees that any court proceedings, actions or suits which may be brought under, related to or by virtue of this Agreement or the business relationship between the parties shall be determined by a court sitting without a jury. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL.

8.	INDEMNIFICATION, LIMITATION OF LIABILITY AND INSURANCE

a) Sarborg Indemnity. To the fullest extent permitted by law, Sarborg shall indemnify, defend (at the option of Conduit) and hold harmless the Conduit and its direct and indirect corporate parent, affiliate and subsidiary companies, the successors and assigns of each of the foregoing; and any of its or their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) from and against any and all claims, losses, damages, liabilities, penalties, judgments, costs and/or expenses (including but not limited to attorneys’ fees and disbursements) arising from: (a) death or injury to any person or damage to property (either real, personal or otherwise), or otherwise, caused by Sarborg Personnel; (b) a breach of any of Sarborg’s representations, warranties or obligations herein or in Appendix A; (c) Sarborg’s breach of the confidentiality and/or data privacy/security provisions herein; and (d) any third party claims that the Services and/or Deliverables infringe upon the intellectual property rights of a third party. Additionally, Sarborg shall assume all liabilities, attorneys’ fees and other costs incurred by the Indemnified Parties arising out of their efforts to enforce the indemnification provisions of this Section. Notwithstanding the foregoing, Sarborg may not settle any pending or threatened claim against the Indemnified Parties, make any acknowledgement on behalf of or impose any obligations on the Indemnified Parties without Conduit’s prior written consent, such consent not to be unreasonably withheld or delayed. Conduit shall notify Sarborg promptly of any such claims, cooperate with Sarborg in the defense of any such claims as reasonably requested by Sarborg (and at Sarborg’s expense); provided, however, that the failure to give such prompt notice shall not release Sarborg from its obligations hereunder, except to the extent, if any, that Sarborg is actually prejudiced thereby. Conduit may observe the proceeding and confer with Sarborg at its own expense.

b) Limitation of Liability. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 8(b), NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSSES. FOR THE AVOIDANCE OF DOUBT, THE COST OF PROCURING SUBSTITUTE SERVICES SHALL BE CONSIDERED DIRECT DAMAGES NOT LIMITED OR PRECLUDED BY THIS AGREEMENT. THE FOREGOING LIMITATIONS AND EXCLUSIONS SHALL NOT APPLY TO CLAIMS ARISING FROM ANY ACTS OF BAD FAITH, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, A BREACH OF THE CONFIDENTIALITY AND/OR DATA SECURITY OR DATA PRIVACY OBLIGATIONS HEREIN, ANY INDEMNIFICATION OBLIGATIONS HEREIN, A VIOLATION OF APPLICABLE LAWS OR REGULATORY PENALTIES, AND/OR LIABILITY THAT CANNOT BE EXCLUDED UNDER APPLICABLE LAWS.

c) Insurance. Sarborg shall maintain the following policies of insurance throughout the term of this Agreement and for such longer periods as set forth below:

(i)	Commercial General Liability insurance - Comprehensive general liability insurance; including broad form property damage coverage, with limits of at least $1million combined single limit for personal injury and property damage for each occurrence;

(ii)	Professional Liability covering bodily injury, property damage and financial loss. Minimum Limits of $1,000,000 per Occurrence;

(iii)	Technology Errors and Omissions/Cyber Insurance - Minimum limits of $ 5,000,000 per occurrence. Sarborg shall secure, provide and maintain an insurance policy (in addition to any other insurance policy required by this Agreement) that provides coverage for any and all liabilities of any kind, including but not limited to data restoration that may be incurred by Conduit resulting from or related to: (q) any act, error, wilful act, or omission or negligence related to Sarborg’s technology, AI, AI technology development, technology products and services; (r) intellectual property infringement or violation of any right to privacy, or any breach of federal, state, local or foreign security and/or privacy laws or regulations; and (s) breaches of security, systems, denial or loss of services; (t) theft, damage, destruction, or corruption of any Conduit data including unauthorized access, unauthorized use, transmission of a computer virus or other type of malicious code; (u) participation, including a denial of service attack on a third party; (v) Introduction, implantation or spread of malicious software code; and (w) Cyber extortion; and

(iv)	any other insurance required by law.

Sarborg shall provide Conduit with satisfactory proof of insurance coverage such as a certificate of insurance and supporting additional insured and waiver of subrogation endorsements prior to commencing Services and thereafter when requested by Conduit. If any insurance required by this Section expires, is cancelled or otherwise lapses during the Term, Services under this Agreement shall immediately cease and shall resume only after satisfactory proof of insurance in compliance with this Section is provided to Conduit. Conduit and its parent, affiliate and subsidiary companies shall be included as additional insureds. Sarborg shall provide 30 days’ prior written notice (sent by certified mail, return receipt requested) to Conduit of any cancellation or non-renewal of any such policy or of any change material to the interest of Conduit. All insurance will be primary insurance and non-contributing with any insurance or self-insurance program maintained by Conduit. All policies shall be written by responsible insurance companies with a Best’s rating of A VIII or better. Coverage is to be written on an “Occurrence” form. If coverage is written on a “Claims Made” or “Claims First Made” form, coverage must be maintained for a period of not less than thirty-six (36) months after the expiration of this Agreement. Sarborg shall not do anything to cause any of the insurance required to be provided to be invalidated in whole or in part. All licensors and suppliers shall maintain the same types and amounts of insurance and shall be subject to the same requirements as Sarborg. The insurance requirements set forth herein shall in no way limit Sarborg’s liability arising out of this Agreement.

9.	MISCELLANEOUS

a) Entire Agreement: This Agreement, including all Appendix A hereto, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings.

b) Amendments: No amendment to this Agreement shall be valid unless made in writing and signed by both parties.

c) Assignment: Neither party may assign this Agreement without the prior written consent of the other party, except in connection with a merger or acquisition. This Agreement shall inure to the successors and permitted assigns of the parties.

d) Waiver. No failure or delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or exercise of any other right, power or privilege.

e) Notices. Any notice or communication under this Agreement will be effective only if it is in writing and delivered in person, by overnight courier service, by email confirmed by the addressee, by facsimile transmission, or mailed by registered or certified mail (return receipt requested, postage prepaid) to the following addressees and numbers (or such other address or number as a party may designate from time to time in accordance with this provision):

To Conduit:	James Bligh
[EMAIL REDACTED]
4851 Tamiami Trail North, Suite 200
Naples, FL 34103

To Sarborg:	Mark Taylor
[EMAIL REDACTED]
[ADDRESS REDACTED]

All notices and communications will be deemed given when delivered in person or by overnight courier service, three (3) days (excluding Saturday, Sunday, federal holidays) after mailing if mailed, or one (1) day (excluding Saturday, Sunday, federal holidays) after sending by facsimile transmission or by email if confirmation is received by the addressee.

f) Publicity. Sarborg shall not use the names, trademarks, logos, or other information relating to Conduit, the existence of this Agreement, and the fact that Sarborg is performing the Services for Conduit, without Conduit’s prior written consent as to each such use.

g) No Third-Party Beneficiaries. This Agreement gives no rights or benefits to

10.	RESALE REGISTRATION RIGHTS

a) Registration Statement Filing: In the event that any portion of the fees payable to SARBORG under this Agreement is paid in Conduit’s common stock, Conduit shall use commercially reasonable efforts to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (or any successor form or, if Form S-3 is not available, another appropriate form) covering the resale of the Shares within 60 days after the date of issuance of such Shares to Sarborg.

b) Effectiveness of Registration Statement: Conduit shall use commercially reasonable efforts to ensure that the registration statement becomes effective within 90 days after filing and shall maintain the effectiveness of the registration statement until the earlier of: (i) the date when Sarborg has sold all Shares covered by the registration statement; or (ii) the date when all Shares may be sold without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

c) Expenses: Conduit shall bear all expenses incurred in connection with the preparation, filing, and maintenance of the registration statement, including registration and filing fees, printing expenses, and legal and accounting fees, except for any broker or underwriting fees or commissions related to Sarborg’s resale of the Shares.

d) Sarborg’s Obligations: Sarborg agrees to: (i) Provide Conduit with all necessary information regarding its ownership of Shares and its intended plan of distribution to be included in the registration statement; (ii) Notify Conduit promptly of any changes in such information; and (iii) Comply with all applicable securities laws in connection with the resale of the Shares.

e) Indemnification: (i) Conduit agrees to indemnify and hold harmless Sarborg, its officers, directors, employees, agents, and affiliates, from and against any losses, claims, damages, or liabilities arising out of or related to any untrue statement or omission of a material fact in the registration statement, except to the extent such losses result from information provided by Sarborg for inclusion in the registration statement. (ii) Sarborg agrees to indemnify and hold harmless Conduit and its officers, directors, employees, agents, and affiliates to the extent any losses arise from untrue statements or omissions made by Sarborg in connection with its resale of the Shares.

f) Termination of Registration Rights: Sarborg’s registration rights under this Section 9 shall terminate when all Shares issued to Sarborg pursuant to this Agreement have been sold or may be sold without restriction under Rule 144 of the Securities Act.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the Effective Date.

Executed on Behalf of SARBORG Limited

By:	/s/ Mark Taylor
Name:	Mark Taylor
Title:	Director

Executed on Behalf of Conduit Pharmaceuticals Inc.

By:	/s/ James Bligh
Name:	James Bligh
Title:	Director

APPENDIX A – SERVICES AND DELIVERABLES

1.	INITIAL PHASE (0–24 WEEKS)

Objectives:

The focus of this phase is to establish a strong foundation for the collaboration, identify key inputs for the algorithmic approach, and align SARBORG’s services with Conduit’s strategic goals.

Milestone Payments

The payment schedule for Sarborg’s Services shall be tied to the successful completion and delivery of specific milestones. Payments shall be released pursuant to Clause 3(a): Fees upon Conduit’s acceptance of the corresponding Deliverables referenced in this Appendix A. Consideration payments for milestones may be payable in cash or shares at the Company’s election.

Tasks and Deliverables:

1.1 Teach-In Sessions (Milestone 1):

Conduct detailed sessions with Conduit’s management team to understand the objectives, challenges, and operational workflows of the business.

Deliverables: Meeting agendas, minutes, and action plans from teach-in sessions.

Payment: [AMOUNT REDACTED]

1.2 Proprietary Inputs Validation (Milestone 2)

Develop and refine a list of proprietary inputs critical for SARBORG’s cybernetic models, tailored to Conduit’s portfolio needs.

Deliverables: Finalized proprietary inputs list and validation report.

Payment: [AMOUNT REDACTED]

1.3 Market Analysis of Cocrystal Candidates (Milestone 3):

Conduct an in-depth market analysis of potential cocrystal candidates, evaluating factors such as patent landscape, competitive positioning, and market size.

Deliverables: Comprehensive market analysis report with recommendations for actionable steps.

Payment: [AMOUNT REDACTED]

2.	DEVELOPMENT PHASE (24–36 WEEKS)

Objectives:

This phase focuses on building the technological infrastructure, including dashboards and predictive models, and delivering actionable insights to Conduit.

Tasks and Deliverables:

2.1 Dashboard Creation and Refinement (Milestone 4):

Design personalized dashboards for Conduit’s key personnel to access real-time data related to deliverables, clinical trials, and drug discovery.

Deliverables: Prototype dashboards, user interface mock-ups, and a dashboard user guide.

Payment: [AMOUNT REDACTED]

2.2 Predictive Cybernetic Models (Milestone 5):

Develop and implement algorithms to predict the probability of success for drug indications and repurposing opportunities.

Deliverables: Technical documentation of models, algorithm specifications, and accuracy reports.

Payment: [AMOUNT REDACTED]

2.3 Indication Selection Reports (Milestone 6):

Generate comprehensive reports for the selection of indications aligned with Conduit’s assets, based on factors such as probability of success, market size, and competitive landscape.

Deliverables: Detailed reports with rankings of indications and supporting rationale.

Payment: [AMOUNT REDACTED]

2.4 Drug Repurposing Reports (Milestone 7):

Evaluate assets on the market for potential repurposing, including a detailed analysis of indications that align with Conduit’s strategic goals.

Deliverables: Drug repurposing reports with clear recommendations and risk-benefit analysis.

Payment: [AMOUNT REDACTED]

3.	ONGOING SERVICES (36-52 WEEKS)

Objectives:

The focus of this phase is to ensure the sustained functionality and relevance of SARBORG’s deliverables while supporting Conduit’s growth through iterative improvements and updates.

Tasks and Deliverables:

3.1 Finalized Fully Functional Dashboard (Milestone 8):

Deliver a fully operational dashboard with comprehensive functionality for monitoring key metrics, clinical trial progress, and drug repurposing initiatives.

Deliverables: Final dashboard release, system performance report, and user training materials.

Payment: [AMOUNT REDACTED]

3.2 Regular Updates and Enhancements (Milestone 9):

Conduct periodic assessments and updates to dashboards, algorithms, and reports to align with Conduit’s evolving needs.

Deliverables: Monthly update logs, enhancement reports, and updated user guides.

Payment: [AMOUNT REDACTED]

3.3 Support for Regulatory and Clinical Trial Decisions (Milestone 10):

Provide ongoing analytical support to aid decision-making in clinical trial design, endpoint selection, and regulatory strategy.

Deliverables: Advisory memos, additional predictive reports, and supplementary analyses as requested by Conduit.

Payment: [AMOUNT REDACTED]

Amendments to Milestones:

Any changes to the scope, timeline, or payment structure of milestones must be agreed upon in writing by both parties and appended to the Agreement.

3.4 Equipment and Network Security. If the parties determine that access to Conduit’s computer systems, other equipment or personal property is required in order for Sarborg to fulfill its obligations under this Appendix A, such access shall be subject to the following:

●	Conduit’s computer systems shall be used solely to perform the Services for Conduit, and such Conduit’s computer systems shall not be used for any other purpose.
●	All information and data generated through access to Conduit’s computer systems shall be Conduit Confidential Information subject to the confidentiality provisions of the Agreement and may not be (i) accessed from outside the United States and/or the Cayman Islands, or (ii) saved or stored to any local storage device or media outside of the Conduit system, unless authorized by Conduit in writing.
●	Access shall be restricted to Sarborg’s employees who have a direct need to access Conduit computer systems to perform the Services hereunder and all such employees shall be identified and approved by Conduit prior to such access; and no access rights will be granted or transferred to any other individuals without the prior written consent of Conduit.
●	Sarborg will ensure that its employees do not attempt to decode, break, bypass or otherwise circumvent Conduit’s security system, or attempt to obtain access to any programs or data beyond the scope of the access granted by Conduit in writing.
●	Sarborg will ensure that it maintains, during the Term, current versions of anti-virus/malware software.
●	Without limiting any of its other rights, Conduit reserves the right to restrict access to, and to monitor the use of Conduit’s computer systems. Conduit shall have the right to access, seize, modify, copy and disclose any information, data or files developed, processed, transmitted, displayed, reproduced or otherwise accessed in conjunction with such use.
●	For the duration of the Agreement and to the extent necessary to provide the Services, Conduit grants to Sarborg a non-exclusive, non-transferable, revocable, limited right, to access, use, and perform activities on and/or within, Conduit’s information technology networks, systems, software, programs, and equipment (collectively or individually, “IT Environment”) solely for the purposes of providing the Services set forth in the Agreement, provided each party agrees to the manner and configuration in which such access and use shall be granted. Conduit and Sarborg shall approve, in writing, all Sarborg personnel who are authorized to access Conduit’s IT Environment (“Authorized User”). Sarborg shall immediately (and within no more than forty-eight (48) hours) provide written notice to Conduit if an Authorized User is terminated or no longer requires access to Conduit’s IT Environment to perform the Services set forth in this Agreement. Conduit may, in its sole discretion, prevent or terminate access to its IT Environment. Sarborg acknowledges and agrees that Authorized Users do not have any expectation of privacy with respect to Conduit’s IT Environment and Conduit may, in its sole discretion, monitor, intercept, analyze, assess, or evaluate any and all activity or communications occurring on or within Conduit’s IT Environment.

●	Authorized Users shall, at any and all times, exercise commercially reasonable care to protect the security, operability, and functionality of the Conduit’s IT Environment and shall not (without prior written approval from Conduit) undertake any of the following: (i) use Conduit’s IT Environment for non-business, personal purposes, (ii) gain or attempt to gain access to portions or segments of Conduit’s IT Environment to which access has not been granted, (iii) distribute or attempt to distribute malicious software to Conduit’s IT Environment, (iv) unless authorized to do so by Conduit, spy or attempt to install spyware or other unauthorized monitoring or surveillance tools to Conduit’s IT Environment, (v) use Conduit’s IT Environment to download, store, or distribute materials in violation of Conduit or any third party’s copyright or intellectual property rights, (vi) create undue security risks or negatively impact the performance of Conduit’s IT Environment, or (vii) install software in Conduit’s IT Environment or copy, decompile, recompile, disassemble, reverse engineer, modify, combine, or otherwise commercially exploit any software within Conduit’s IT Environment. For the avoidance of doubt, Authorized Users shall not exfiltrate, export, or transfer any data or information from Conduit’s IT Environment, unless approved separately in writing by Conduit. Conduit and Sarborg shall agree, in writing, to the manner and technical configuration in which Authorized Users shall be granted remote access to Conduit’s IT Environment. In the event an Authorized User is granted a username and password to enable access to Conduit’s IT Environment, an Authorized User must (i) employ implement and maintain commercially reasonable measures to safeguard and protect said username and password, (ii) refrain from providing said username and password to any third party, and (iii) immediately (and within forty-eight (48) hours) provide written notification to Conduit in the event the confidentiality of said username and password is compromised. Sarborg shall (i) ensure each Authorized User is aware of, understands, and complies with the terms and conditions set forth in this Agreement, (ii) be fully liable to Conduit for any harm or damage to Conduit’s IT Environment that arises from an Authorized User’s violation of the terms and conditions set forth in this Agreement, and (iii) accept all responsibility and liability for all activities that occur under a username created by Conduit to enable an Authorized User access to Conduit’s IT Environment.

3.4 AI and GAI.

●	Sarborg shall not use any information, data, text, sound, video, image, code, or other content provided, designated, selected, or input by Conduit or on behalf of Conduit to train, modify, or fine-tune any Sarborg AI products or any algorithmic model utilized by Sarborg AI products without Conduit’s prior written permission or instruction.
●	As used herein, “GAI” means software and/or hardware that can learn to solve complex problems, make predictions, or undertake tasks that require human-like sensing, perception, cognition, planning, learning, communication, or physical action.
●	Any use of GAI to provide any Services or Deliverables to Conduit must be disclosed to Conduit through appropriate attribution in the work, product, or communication created with GAI assistance. To the extent that Sarborg uses GAI for Services that includes any Confidential Information of Conduit, Sarborg must use an appropriate, dedicated internal GAI tool (i.e., Azure OpenAI), which is contingent on Conduit approval and compliance with applicable data protection and privacy law requirements. If Sarborg uses open, public GAI tools to perform the services, Sarborg must: (a) not use any Conduit Confidential Information as input; (b) ensure no copyrighted material is included in any output; (c) verify and fact check any content generated by GAI and make necessary corrections; and (d) comply with applicable Laws and the terms and conditions of the application or tool being used.

●	If Sarborg uses GAI to create AI-generated marketing content or tools for Conduit without human involvement in creating, monitoring, or reviewing such output, such output must be labeled with “THIS WORK PRODUCT HAS BEEN GENERATED BY AI AND SHOULD BE REVIEWED CAREFULLY.”

3.5 Technical Security Controls. With respect to Sarborg infrastructure that processes, stores, or transmits Conduit Confidential Information, Sarborg will use the following technical security controls where applicable (and keep them current by incorporating and using all updates commercially available):

a.	Network Protection

(i)	Network based firewalls or equivalent
(ii)	Network intrusion detection/protection systems

b.	Client Protection

(i)	Malware and malicious code protection are applied to all applicable workstations. No workstations are permitted to store or process Conduit data.
(ii)	Host-based firewall/intrusion prevention software that blocks activity not directly related to or useful for business purposes.

c.	System and Software Protection

(i)	All system and applications must utilize secure authentication and authorization mechanisms.
(ii)	All Sarborg-developed applications must be designed and implemented using secure coding standards and design principles (e.g., OWASP).
(iii)	Operating systems must be hardened appropriately according to industry standard practices.
(iv)	Systems must be inspected for known vulnerabilities and all identified known vulnerabilities must be patched as soon as reasonably possible.

d.	Encryption

(i)	Sarborg will review and update encryption configurations on all systems that utilize encryption. Sarborg will utilize only modern industry accepted encryption algorithms, ciphers, modes and key sizes.

e.	Conduit Confidential Information Protection

(i)	Conduit Confidential Information Access: Sarborg will ensure that only authorized individuals (based on role) will, on behalf of Sarborg, have access to Conduit Confidential Information.
(ii)	Conduit Confidential Information Storage: Sarborg will not process or transfer Confidential Information such to any portable storage medium, unless the storage medium is fully encrypted in accordance with industry standard encryption requirements.
(iii)	Conduit Confidential Information Transmission: All transmission or exchange of Conduit Confidential Information by Sarborg will use secure protocol standards in accordance with industry standard encryption requirements for data in transit.

3.6. Incidents. If Sarborg becomes aware of any unauthorized access to Conduit Confidential Information on systems owned, managed, or subcontracted by Sarborg, Sarborg will, without undue delay, notify Conduit; consult and reasonably cooperate with investigations and potentially required notices; and provide any information reasonably requested by Conduit. In the event of a breach or any unauthorized disclosure of Conduit Confidential Information, at no additional cost to Conduit, Sarborg will reasonably cooperate with Conduit in investigating the incident including, but not limited to, the provision of system, application, and access logs, conducting forensics reviews of relevant systems, imaging relevant media, and making personnel available for interview. On notice of any actual breach, Sarborg will immediately institute appropriate controls to maintain and preserve all electronic evidence relating to the breach in accordance with industry standard practices. Sarborg will be responsible for, and shall reimburse Conduit for all costs and damages incurred by Conduit in accordance with any such incident.